Exhibit 99.1
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881    Fax 703.322.0885
www.argonst.com
NEWS RELEASE

For Immediate Release
Argon ST, Inc. Completes Public Offering
FAIRFAX, VA—(BUSINESS WIRE)—December 19, 2005—Argon ST, Inc. (Nasdaq: STST) announced that on December 16, 2005 it completed its public offering of common stock at $29.00 per share. In the offering, the company sold 1,725,000 shares. Selling stockholders sold an additional 920,000 shares, including 345,000 shares sold pursuant to an over-allotment option exercised by the underwriters. The company did not receive any proceeds from shares sold by the selling stockholders.
Friedman, Billings, Ramsey & Co., Inc. acted as the sole book-runner and a lead manager for the offering. Raymond James also acted as co-lead manager for the offering, and Ryan Beck & Co. acted as a co-managing underwriter.
A registration statement relating to these shares of common stock has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus for this offering may be obtained from the offices of Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, Virginia, 22209.
Argon ST, Inc. designs, develops, and produces systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Contact:
Argon ST, Inc.
Victor F. Sellier
Vice President — Business Operations and Chief Financial Officer
703-322-0881
vic.sellier@argonst.com
www.argonst.com